Exhibit 5.1
May 31, 2006
Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207

Re:	Registration Statement on Form S-3 of $500,000,000 Aggregate Principal Amount of Convertible Subordinated Notes Due 2036 and an Indeterminate Number of Shares of Common Stock.
Ladies and Gentlemen:
          We have acted as counsel to Trinity Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the public offering (the “Offering”) by the Company of up to $500,000,000 aggregate principal amount of Convertible Subordinated Notes due 2036 (the “Notes”) that will be convertible into an indeterminate number of shares of common stock, par value $1.00 per share (the “Stock”), as well as the related preferred stock purchase rights (the “Rights” and, collectively with the Notes and the Shares, the “Securities”) issuable pursuant to the Rights Agreement, dated as of March 11, 1999, as amended (the “Rights Agreement”).
          We have reviewed the Registration Statement, including the prospectus contained therein (the “Prospectus”), the Certificate of Incorporation of the Company, as amended to date, the By-Laws of the Company, as amended to date, resolutions of the Board of Directors of the Company adopted at a meeting of the Board of Directors on May 15, 2006, the Form of Subordinated Indenture relating to the Notes filed as Exhibit 4.6 to the Registration Statement, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”), and the Rights Agreement. In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinions hereinafter expressed. As to the various questions of fact material to the opinions expressed below, we have relied upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of their accuracy.

Trinity Industries, Inc.
May 31, 2006

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.
          Our opinions are being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement. Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that, as of the date hereof:
1.	With respect to any Notes, upon (i) due execution and delivery of the Indenture on behalf of the Company and the Trustee named therein, (ii) final action of the Board of Directors authorizing the issuance of the Notes in accordance with the Indenture, (iii) due authentication by the Trustee, and (iv) due execution, issuance, and delivery of the Notes against payment of the consideration therefore specified in any applicable underwriting agreement approved by the Board of Directors and otherwise in accordance with the Indenture and such agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

2.	With respect to any Shares issued upon the conversion of the Notes, upon (i) final action of the Board of Directors authorizing issuance of such Shares in connection with the authorization of the Notes, and (ii) due exercise of applicable conversion rights in accordance with the terms of the Notes, the Shares will be validly issued, fully paid, and nonassessable; and

3.	Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Company’s Rights Agent, and the provisions of the Rights Agreement are complied with in connection with the issuance of the Shares, when the Shares have been issued and sold as provided in the Registration Statement, assuming the Rights Agreement is in full force and effect at such time, the preferred stock purchase rights under the Rights Agreement attributable to the Shares will be validly issued.
          The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York, and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions

Trinity Industries, Inc.
May 31, 2006

reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.
          In addition to the qualification, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
          We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the caption “Legal matters” in the Prospectus. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Haynes and Boone, LLP Haynes and Boone, LLP